Exhibit 99.1

Tactile Systems Technology, Inc. Reports Preliminary Full Year and Fourth Quarter 2018 Revenue Results

2018 Revenue Increased 31% Year-Over-Year; Fourth Quarter Revenue Increased 30% to 32% Year-Over-Year

MINNEAPOLIS, Jan. 07, 2019 (GLOBE NEWSWIRE) — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq:TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported preliminary revenue results for the full year and fourth quarter ended December 31, 2018.

Preliminary Full Year 2018 Revenue Summary:

•                  Full year 2018 total revenue is expected to be in the range of $142.8 million to $143.3 million, representing growth of approximately 31% year-over-year. 2018 revenue is expected to be comprised of:

•                  Flexitouch system revenue in the range of $131.3 million to $131.8 million, representing growth of approximately 31% year-over-year

•                  Entre and Actitouch systems revenue of $11.5 million, representing growth of approximately 29% year-over-year

Preliminary Fourth Quarter Revenue Summary:

•                  Fourth quarter total revenue is expected to be in the range of $45.5 million to $46.0 million, representing growth of approximately 30% to 32% year-over-year. Fourth quarter revenue is expected to be comprised of:

•                  Flexitouch system revenue in the range of $42.1 million to $42.6 million, representing growth of approximately 30% to 31% year-over-year

•                  Entre and Actitouch systems revenue of approximately $3.4 million, representing growth of approximately 38% year-over-year

“We are excited to close the year with another quarter of strong execution, with revenue growth in excess of 30%, driven by sales of our Flexitouch systems,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical.  “Our Flexitouch sales this quarter were driven by several of our primary growth drivers, including the expansion of and continuing execution from our field sales team, and higher than expected volume from a direct contract with a large commercial payer initiated in the third quarter. 2018 was an exceptional year for Tactile Medical, with record sales growth driven by the successful launch of our Flexitouch Plus system in the second quarter, our targeted selling strategy focused on our most productive accounts and strong sales growth in the Veterans Administration channel.”

Mr. Mattys continued: “Looking ahead to 2019, we remain confident in our ability to deliver 20% plus revenue growth and improving profitability as we continue to expand our share of the $4+ billion U.S. market in lymphedema and chronic venous insufficiency.”

This financial information is preliminary and subject to completion of the company’s year-end financial reporting processes and audit. Tactile Medical intends to report its full year and fourth quarter 2018 financial results in February and will provide the anticipated report date in a subsequent press release.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com